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Final Transcript

Conference Call Transcript ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call Event Date/Time: Oct. 22. 2008 / 8:00AM PT

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Peter Dworkin
 Applied Biosystems Inc. - VP of IR and Corporate Communications

 Tony White
 Applied Biosystems Inc. - CEO

 Mark Stevenson
 Applied Biosystems Inc. - President and COO

 Dennis Winger
 Applied Biosystems Inc. - CFO

 Laura Lauman
 Applied Biosystems Inc. - Division President, Proteomics and Small Molecule Division

 Shaf Yousaf
 Applied Biosystems Inc. - Division President, MCB Genomic Analysis

 Peter Dansky
 Applied Biosystems Inc. - Division President, MCB Functional Analysis

CONFERENCE CALL PARTICIPANTS

 Matt Notarianni
 Robert W. Baird & Co. - Analyst

 Ross Muken
 Deutsche Bank - Analyst

 Jonathan Groberg
 Merrill Lynch - Analyst

 Tycho Peterson
 JPMorgan - Analyst

 Dan Leonard
 First Analysis Securities Corp - Analyst

 Doug Schenkel
 Cowen and Company - Analyst

 Peter Lawson
 Thomas Weisel Partners - Analyst

 Derik De Bruin
 UBS - Analyst

PRESENTATION

Operator

Good morning. My name is Candace, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Applied Biosystems first quarter fiscal 2009 earnings conference call. All lines have been placed on mute to prevent any background noise. Following the speakers' presentations, there will be a Q&A session period.

(OPERATOR INSTRUCTIONS)

I would now like to introduce Mr. Peter Dworkin, Vice President of Investor Relations and Corporate Communications for Applied Biosystems. Mr. Dworkin, you may begin your conference.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

Peter Dworkin - Applied Biosystems Inc. - VP of IR and Corporate Communications

Good morning, everyone. Thanks for joining Applied Biosystems' management to discuss the first quarter fiscal 2009 financial results that we issued earlier this morning. Present today are Tony White, Chief Executive Officer; Dennis Winger, Chief Financial Officer; and Mark Stevenson, President and Chief Operating Officer. Also with us today are other senior managers, and Investor Relations Director Bill Craumer.

A reminder that during this call we will be making forward-looking statements about Applied Biosystems' business. These statements are subject to the risks and uncertainties relating to our business that are referred to in the release issued this morning and in Applied Biosystems' filings with the SEC.

We also will be discussing historical and forward-looking non-GAAP financial measures. These non-GAAP financial measures are not in accordance with an alternative for GAAP, and may be different from non-GAAP financial measures used by other companies. A reconciliation of GAAP and non-GAAP financials can be found in today's press release, and on the financial reports page of the Investor Relations section of our website at www.appliedbiosystems.com.

On July 1, 2008, all of the business, assets, and liabilities of the Celera Group were separated into an independent, publicly-traded company known as Celera Corporation, and the Applied Biosystems Group became our only business. Accordingly, amounts from prior periods have been restated to reflect the Celera business as discontinued operation.

A reminder that on June 11th, 2008, Applied Biosystems entered into a definitive merger agreement with Invitrogen Corporation, pursuant to which Invitrogen will acquire all of the outstanding shares of Applied Biosystems stock. On Monday this week, we issued a press release to clarify that the adjournment last week of a special stockholders' meeting to October 28 does not invalidate proxies or merger elections that have been voted. We also sought in that press release to clarify the deadlines for Applied Biosystems stockholders to make their elections regarding the considerations to be received in the merge, as there has been some confusion on that point in the broker community, so please see Monday's release if you have questions about these issues.

Now, I would like to turn the call over to CEO Tony White.

Tony White - Applied Biosystems Inc. - CEO

Good morning, everyone.

This was another solid quarter for Applied Biosystems We are pleased with the continuing growth in our consumables product lines, which was up 7% compared to the prior year. The Asia-Pacific region, excluding Japan, was again our outstanding performer, with increased revenues of 38% compared to the prior year quarter. Consumables continue to grow as a percent of total sales. Most impressive was EPS - GAAP was EPS $0.44, and non-GAAP EPS was $0.48, which is actually up 55% compared to the prior year.

Regarding our merger with Invitrogen, I'm pleased to say that based on the votes that are tabulated to date, stockholders of both companies have demonstrated overwhelming support for the merger. The teams from both Applied Biosystems and Invitrogen have been working diligently on the integration activities. Mark Stevenson and Greg Lucier have championed this process from the beginning. The process has been quite rigorous. Applied Biosystems and Invitrogen currently expect the merger to close in mid-November, subject to stockholder approvals expected at the October 28 special meetings, regulatory clearance from the European Union, and the satisfaction of the customary closing conditions.

I expect this to be the last earnings conference call for Applied Biosystems prior to the completion of the merger. It has been a privilege to lead this company since 1995, and I want to thank our shareholders as well as our employees, customers, and, most importantly, my colleagues, for the support that you have given me over the years. I would like to now turn the call over to Mark Stevenson to talk about the quarter.

Mark Stevenson - Applied Biosystems Inc. - President and COO

Thanks, Tony, and good morning to everyone on the call.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

First, I would like to reinforce what Tony said about integration. The process is going smoothly, and we are all truly looking forward to Day One of the new company.

When we announced this combination in June, we asserted that until the close, it would be business as usual. And it has been. We have executed well to close the last fiscal year, and we've followed it up with a strong first quarter 2009, albeit with notable weakness in mass spectrometry.

It has been an extremely productive quarter. Each of our major product areas introduced at least one significant new product during the quarter. Unfortunately, some of those announcements came in the midst of one of the biggest financial market disruptions in history, relegating Applied Biosystems to page two. My job today is to try to bring them back to page one, and give some context to some of the quarter's activities and financial results.

Let me start with DNA sequencing, up 9% over the prior year quarter. Our CE systems were up slightly during the quarter, led principally by our HID forensics installations. Consumables on our CE systems were down, as high-throughput research customers continued to transition, as we expected, to next generation sequencing.

SOLiD Systems sales grew strongly. Earlier this month, we announced the SOLiD 3 System. SOLiD 3 is expected to further extend the industry-leading accuracy and throughput capabilities of this next-generation sequencing platform, while providing streamlined workflow. SOLiD 3 is expected to lower the cost of sequencing an entire human genome to less than $10,000, a level that should catalyze new research to understand the cause, diagnosis and potential treatment of complex diseases. In addition, Applied Biosystems' software development community has begun to accelerate deployment of application-centric software tools to enable even higher user productivity.

We also announced two SOLiD optimized kits for the analysis of small RNA transcriptome-wide expression profiles. We are very excited about these offerings, because they build off the best-in-class RNA capability acquired in our 2006 purchase of Ambion. They will also further reduce run times and simplify workflows for customers. We have also introduced barcoding methods that will enable the analysis of up to 256 samples in parallel in a single run, with per-sample costs below, and information content higher than what one would achieve in array-based gene expression work.

Just as encouraging, we're seeing an increasing number of scientific publications based on research conducted on the SOLiD system, underscoring the accuracy and cost savings achievable with our technology platform. One such example appeared in the September issue of Genome Research. The investigators sequenced a yeast genome on AB's SOLiD system, and on a competitive short-read system. It was determined that the researcher would have to sequence the sample 19 times on the competitive platform to achieve the same accuracy and coverage achievable with just 10 times on the SOLiD platform.

A quick comment about CE technology, which continues to be the gold standard in applications such as molecular testing and forensics. On September 27th, both chambers of the Congress sent the Debbie Smith DNA Reauthorization Act to the President, which he signed last week. It authorizes continued funding of up to $151 million between the government fiscal year 2010 and fiscal 2014 for forensic DNA backlog reduction.

We report our Human Identity kits in Real-Time and Applied Genomics category, so this is a good time to transition into this category.

At 38% of revenue and a 13% year-over-year growth rate compared to our strong comp in the prior year quarter, this category is the largest part of our portfolio. In this category of PCR-based research consumables, such as our TaqMan assays, our Ambion products, our consumable kits for DNA forensics, as well as our PCR-based sequence detection systems. Instruments and consumables both delivered strong growth in the first quarter, and instruments enjoyed revenue as well as unit sales growth. At the end of September, we received a 510(k) clearance from the U.S. Food and Drug Administration for our new 7500 Fast Dx Real-Time PCR instrument. This instrument was cleared concurrently with the new CDC Real-Time PCR Flu Panel. The test delivers answers within four hours, aiding public health officials in making rapid and accurate diagnosis. This is an important milestone for Applied Biosystems in our journey to support our customers in validated and regulated markets.

Our Ambion product line once again showed double-digit growth in the first quarter, driven by Silencer Select siRNAs, sample prep products, and animal health solutions, which enable the detection of common pathogens in livestock.

Yesterday, we announced the introduction of our TaqMan Open Array genotyping system, developed out of our collaboration with BioTrove. The new system is designed to enable us to compete in the new segments of the high-throughput genotyping market. Customers will be able to leverage the speed and accuracy of TaqMan technology for screening and validation applications in fast-growing markets such as disease-association studies and understanding drug treatment response as a function of individual genotyping in clinical studies.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

Last year's first quarter results included some real-time PCR licensing revenue, whereas in Q1 2009 a similar level of nonrecurring royalty revenue was recorded in our core PCR category. Because of the similar level of these royalties, there was little impact on the gross margin year-on-year. However, the revenue impact of the royalties booked in Q1 2009 on our core PCR category, which was up 17% compared to the prior year quarter, was significant.

Our mass spectrometry business was, quite frankly, challenged in the first quarter, and product revenue in this category declined nearly 10% compared to the prior year quarter. The slowdown was primarily attributable to three factors: contraction of capital spending for mass spectrometry in our core small-molecule pharma market, which is part of a function of more outsourcing to CROs; purchase delays ahead of our new product introduction; and competitive pressures. We believe we are sustaining share in the mass spec pharma market, but the tightening in the market had a significant impact. Mass spec sales were down in every major geographic region, with the exception of Asia-Pac outside of Japan. Applied markets and proteomic sales were relatively flat.

On a more positive note, and something many of you have been anticipating, we launched in early October two new mass spec systems based on a very powerful next-generation platform that enables workflow solutions we believe will be unmatched in terms of sensitivity, scan speed and functionality. The new platform, which we have branded AB SCIEX, incorporates a host of innovations in a footprint that is 44% smaller than its predecessor.

The first two systems built on the new platform are the Triple Quad 5500 the QTRAP 5500. The QTRAP 5500 offers the pharmaceutical industry groundbreaking and much-needed capabilities in application areas such as drug metabolite identification. We are also targeting the protein quantitation market, particularly in the area of multiplex biomarker protein verification and validation. The Triple Quad 1500 is expected to become a mainstay in the food and water analysis, due to its ability to identify and confirm more than 1,000 different chemicals in a single test, a level that is unmatched in the industry.

When Applied Biosystems says "launch", we really mean launch. We have trained our salespeople and support personnel around the world, we have inventory, we have orders, and we have shipped to our first customers.

Let me close by again thanking all AB employees for working with remarkable diligence, and delivering solid performance this quarter, the last quarter we expect to report prior to the close of the merger. We are looking forward to joining with Invitrogen and executing on the promise of the new company.

With that, let me turn it over to Dennis Winger.

Dennis Winger - Applied Biosystems Inc. - CFO

Thank you, Mark.

As mentioned, our first quarter results were highlighted by solid revenue growth and continued strong EPS growth on both a GAAP and non-GAAP basis compared to the prior year quarter. Gross margin for the first quarter of fiscal 2009 was 60.5% compared to 55.8% in the prior year. Gross margin benefited from lower enzymes cost and favorable product mix, along with a payment from the Department of Defense related to a terminated Air Force contract. We also enjoyed favorable currency effects of roughly 0.4%.

During the first quarter SG&A increased to $160.3 million or 30.1% of revenue, from $149.4 million or 29.8% of revenue in the prior year quarter. The increase was due mostly to the unfavorable impact of currency and employee-related costs.

R&D expenditures decreased to $49.3 million or 9.2% of revenue in the first quarter, compared to $50.6 million or 10.1% of revenue in the prior year quarter. First quarter 2009 EPS from continued operations on a non-GAAP basis were $0.48, an increase of approximately 55% compared to $0.31 on a restated basis in the prior year period. Excluding the foreign currency, non-GAAP earnings, EPS increased approximately 48% over the prior year quarter. The reconciliation of GAAP and non-GAAP financials can be found in today's press release, as well as on the Financial Reports page of our Investor Relations of our website, www.appliedbiosystems.com.

Cash flow from continuing operations during the first quarter was $73.8 million, and capital expenditures were $15.3 million. At the end of the first quarter trade accounts receivable were $384.2 million, representing 57 days outstanding; and inventory was $175.8 million, representing 4.5 months on hand of inventory.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

I should mention here that despite a very conservative approach to investing our excess cash, during the quarter we recorded a $2.9 million loss related to our investment in the reserve primary fund, the money-market fund in the U.S. that is currently in liquidation as the result of having unsecured commercial paper from Lehman Brothers in its portfolio. The remaining balance of our investment in this fund, totaling $97 million, has been reclassified from cash and short-term investments to other receivables, to reflect the illiquid nature of this investment. We have similarly reclassified to other receivables $16 million that was invested with a Dutch branch of Landsbanki, an Icelandic bank that has been nationalized and has suspended repaying creditors. We may need to recognize additional losses in a future quarter once all of the issues of these investments have been resolved.

At the end of the quarter, cash and short-term investments were $368 million, down from $543.2 million as of June 30th, 2008. This decrease was largely the result of the reclassification of the two illiquid investments and loan repayments associated with the accelerated share repurchase program completed in fiscal 2008.

Finally, and explained in the press release, in view of the pending merger with Invitrogen, we are not updating the outlook for fiscal 2009 that we provided in July at the start of our fiscal year.

We will now be happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Our first question will come from the line of Quintin Lai of Robert W. Baird. Please proceed.

Matt Notarianni - Robert W. Baird & Co. - Analyst

Good morning. This is actually Matt for Quintin. Congratulations on a solid quarter here. First question, I guess maybe for Mark, thank you for the color on the CE consumable trend. Just with respect to that, and as the transition happens, the next-gen sequencing, are you starting to see a leveling out here, or - I mean, how much further switching to the next-gen do you guys really anticipate near term?

Mark Stevenson - Applied Biosystems Inc. - President and COO

In the near term, Matt, we continue to expect a decline in the CE business. We have anticipated that that will be in the low single digits, and that is the kind of decline we're seeing. What is going on is the high (inaudible) book customers, and particularly the applications for de novo sequencing that has been going on for some couple of years now, certainly switching to next-generation technologies, and more comparative sequencing going on using techniques like SOLiD to follow up on the initial studies. That's certainly the switch we anticipate. Clearly at some point in the future, and we are not predicting that at the moment, that we install more medium and low-throughput in applications such as the forensic and some of the clinical, we still have growth in that segment. But in the foreseeable future at the moment, we continue to expect a decline offset by the growth tremendously in the next-gen from SOLid.

Unidentified Participant

Thank you for that color. Then just - my second question is really on the new 5500 mass specs. Are there - any color on the initial customer reaction that you have seen with these early shipments here? Thank you.

Laura Lauman - Applied Biosystems Inc. - Division President, Proteomics and Small Molecule Division

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

Hi, this is Laura Lauman, Matt, and I would be glad to answer that. Yes, we have seen very positive response from our customer base, both for the 5500 QTRAP and the Triple Quad. As you know, it's sold into a host of application areas, including protein quant, metabolite ID work, as well as pesticide for food and environmental testing. We have had a very strong response there from our customer base. Naturally, they will need time to demo the instrument and understand how their samples work on their instrument, but the initial response has been very positive.

Unidentified Participant

Thank you again.

Operator

Our next question will come from the line of Ross Muken of Deutsche Bank. Please proceed.

Ross Muken - Deutsche Bank - Analyst

Good morning, gentlemen In terms of the mass spec side of the business, you know, the weakness has been persistent for some time. If you sort of had to couch it in terms of market versus product delays - well, delays relevant to new product introductions, relative to competition in terms of percentage impact, how would you do so? And then in terms of your comments around the CRO customer base, there was obviously a large deal recently with Lilly and Covance that got a bit of press. As we see things similar to that and see more of the [ambi] tox testing kind of outsourced, how should we think about that customer base from a purchasing standpoint relative to the pharma customer, which has traditionally been at the end-market base there for a lot of product?

Laura Lauman - Applied Biosystems Inc. - Division President, Proteomics and Small Molecule Division

I will take that question as well. It's Laura Lauman. Yes, we did have a challenging quarter this quarter, clearly. I think it's reflected certainly in the pharmaceutical business as a whole, which has been contracting particularly in the PK area, and outsourcing to CROs globally. We have seen a lot of outsourcing particularly in to China/Asia region, which is really the reason for fairly substantial growth for us there, but that has been offset by what is happening in the U.S. and the Western European markets.

I think also, and it has been pretty well discussed, customers knew that we were introducing new products. We actually under CBA talked to about 30 different customers in advance of the launch, just letting them know it was coming. So I think also there has been a slowdown or a stalling in the market as a result of that, which is natural given two new product introductions. So I really see it - the majority of this is as the combination of those two factors.

In terms of CR0s, we continue to be strong in that market as we are in the PK market, that's been always a very solid base for us, and we continue to sell into both those categories even in this kind of difficult pharmaceutical contraction. I hope that helps.

Ross Muken - Deutsche Bank - Analyst

That was great, Laura, thanks. And Mark, relative to sort of your comments around the legacy CE business, specifically on the consumables side, competitors have been making more noise at recent industry conferences regarding advancements relative to [read lengths], and kind of cost improvements, specifically on the 454 side. What do you think would need to happen in terms of any of the competitive instruments to potentially accelerate the kind of displacement cycle in the smaller laboratories of the 37-30 base, or do you just think that at least for the time being there is kind of a core utilization, that there are scientific limitations of some of those competitive technologies that they might not be able to get there, at least in the mind of a scientist?

Mark Stevenson - Applied Biosystems Inc. - President and COO

We continue to seek the change in the market, and really it is not so much - you know, you come specifically to the read length, but you get certain projects in the research quarter, in fact 37-30 business was actually stronger than we expected this quarter, where people continue to see

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

demand for applications where they may have a sample they want to run, and a just get small amount of sequence, it's just very easy and simple to set up. So you've got to do that in a small core lab. So it is not really the large de novo sequencing genome projects that are going on, it is much more a question of ease-of-use, simplicity, robustness of the technique that is well proven. That goes on in small labs around the world, and we continue to see demand for that. We have also participated in - whether it's been access demand offering to users, used and pre-owned instruments, and we see good demand for that as well. It is really not as much a technology question, it's different experiments that they want to do where ease-of-use is important to them.

Ross Muken - Deutsche Bank - Analyst

So I guess is that the key point of differentiation, where you think that CE, just because it has been around for so long and people are so comfortable with it, that that is kind of the key differentiator versus some of these newer technologies which might have different bells and whistles? They don't offer anything that kind of either moves the needle enough to sort of get people away from what they have been doing for 10 years? Is that kind of what you are trying to say? I just want to make sure

Mark Stevenson - Applied Biosystems Inc. - President and COO

I'll let Shaf Yousaf just add a bit more color, if you want to dig a bit deeper. Shaf?

Shaf Yousaf - Applied Biosystems Inc. - Division President, MCB Genomic Analysis

I think when you contrast the two different technologies, next-gen sequencing is really addressing a different question in biology. It is set up to do a run which is substantially more complicated, and therefore to do a large experiment, to generate a large amount of data. Those are different kind of genome scale questions being asked. Gene sequencing is the gold standard for small projects and for accurate, long read length kind of approaches, and remains - we expect that to remain (inaudible). So as we look forward, we normally segment the customer base by categories, and again we have said very clearly that in the genome centers we are seeing the strongest transition. And the other categories, in the core labs and so on, there still seems to be ongoing demand for the use of CE for the projects that they are seeing.

Ross Muken - Deutsche Bank - Analyst

Great. Thank you, Shaf. That is all for me.

Operator

Our next question will come from the line of Jonathan Groberg of Merrill Lynch. Please proceed.

Jonathan Groberg - Merrill Lynch - Analyst

Thanks for taking the call. Congratulations on a good quarter. I just had a couple of clarifying questions, I guess. One, can you maybe Mark talk about - people outside of your company keep talking about the fact that you guys are giving away instruments, there continues to be that kind of noise and rumor, can you maybe just talk about where you are in terms of revenue recognition? I was trying to run some numbers back of the envelope here in terms of instrument growth, but maybe where you are in terms of revenue recognition for the SOLiD, and kind of how orders - I know you have a lot of orders, you mentioned last quarter, and how those have held up going into this quarter as well?

Mark Stevenson - Applied Biosystems Inc. - President and COO

I think you can see, Jonathan, as we report out revenue growth at 9%, we are talking about CE declining, but we are recognizing revenues from instruments and we are placing - that revenue growth is in that growth, we had, as I commented, tremendous placements of SOLiD that exceeded our expectations for this first quarter. We continue to recognize the revenue. So it is not a matter of - I hear questions of people saying that we are giving the instruments away. That is not how you recognize revenue, so that is not what is going on.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

What we certainly do is make sure before the customer recognizes the revenue, they place an order with us, we have acceptance criteria, we place them on site, we install them, we support them, the training classes are going tremendously well. We're actually just training up our services engineers for the upgrades as well. We have 70 service engineers, field service engineers, in addition to our FAS field application support supporting our customers, which are more than 40 people in the field taking out and supporting the upgrades. That will go through and we will recognize revenue on the upgrades as well. So that is the process we are going through, and we are very pleased with the acceptance criteria as customers go through that process.

Jonathan Groberg - Merrill Lynch - Analyst

Is there just - to clarify a little bit more, one - maybe some qualitative commentary around order growth from last quarter into this quarter, and then two, I think you mentioned in the past some goals as to where you would like to move revenue recognition towards, in terms of matters of months or weeks, and maybe kind of just where you are at there?

Mark Stevenson - Applied Biosystems Inc. - President and COO

Certainly when we first put the version out, if you think back just over a year ago, we put the first system out, we launched the SOLiD, we have made tremendous progress in the system. We were - it took about 90 days to go through process, we are down to 60 days, and we are working our way down. We are getting new procedures on how we install and test the instruments. In manufacturing, we have increased our throughputs in manufacturing, and that has been successful for us.

The order flow is being good. I get questions about the funding for next-generation sequencing, the funding is good, customers make available money for that, and so we're seeing good demand in both of the key application areas, both for the sequencing applications, disease-focused, and increasingly these gene expression applications.

Jonathan Groberg - Merrill Lynch - Analyst

I think in the past, you gave actually a number in terms of order wins that you thought you were getting. Have you seen any change in that over the last few months - a couple, three months or so?

Mark Stevenson - Applied Biosystems Inc. - President and COO

There's no significant change. We're not going to - that was a milestone metric we updated at the end of our fiscal year. We going to continue to report this as a revenue category, but we are still in line with that rate again.

Jonathan Groberg - Merrill Lynch - Analyst

Okay. On the consumables side, can you maybe -- I know you don't want to give specific numbers but maybe just help quantify a little bit more if you would have excluded the CE consumables, what you're consumable growth would have been?

Mark Stevenson - Applied Biosystems Inc. - President and COO

Jonathan, we are not going to break out each part. For us it is a category of a business that we give a lot of color to that. We expect the consumables, as the placements go further and further increased to increase, we are certainly - one of our focus areas is on the software tools, because we help people get up and running, and as they get through this tremendous amount of data, obviously we have to use that data and improve the ease-of-use of that focus, and then the consumable pull-through will happen as part of that. So that is how you can think about modeling that. Over time, that ratio of instrument consumables will certainly change.

Jonathan Groberg - Merrill Lynch - Analyst

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

Last question on gross margins, Dennis I think you mentioned a couple things, but maybe could you provide a little more detail in terms of the expansion and how much of it was due to the new enzymology? Some of it might have been product mix, because mass spec was down. You mentioned FX up by I think 0.4 percentage points, and you got a payment from the Department of Defense. Could you maybe break out a little bit more how the very strong gross margin, just kind of what were the relative contributors?

Dennis Winger - Applied Biosystems Inc. - CFO

I don't know if we can give more detail than we already have. Obviously, currency was not a very big impact. Mass Spec was lower - as you know, margin on Mass Spec is lower than our other product lines, we share the product with our partner in Canada. So the fact that it was a local portion of our sales did have a positive impact on gross margin, enough to probably quantify that. And of course we did have the payment from the Department of Defense. So those are the key factors, along with the enzyme.

Mark Stevenson - Applied Biosystems Inc. - President and COO

I would just maybe add the thing we're positive about that is recurring is the enzymes are part of a greater effort to reduce the cost of sales in our products. You know, we continue to have black belt lean efforts going on, reducing the cost of our products, and we're also - as we introduce new - more consumable products with our new enzymes then, you know we think all of that is sustainable, and part of the gross margin. So we are pleased about the efforts we have made in that, and that's a sustainable part. You know, we called out the items that Dennis mentioned.

Jonathan Groberg - Merrill Lynch - Analyst

Thanks a million.

Operator

Our next question will come from the line of Tycho Peterson of JPMorgan. Please proceed.

Tycho Peterson - JPMorgan - Analyst

Good morning. Mark, I am just wondering if you can give a little bit more clarity on, first, SOLiD. I think internationally have you talked placements in Russia and Brazil, and some of these markets. Can you just talk a little qualitatively about how the international market for SOLiD is playing out?

Mark Stevenson - Applied Biosystems Inc. - President and COO

We continue to see increasing demand outside of the U.S., and really we've given that color because we often get questions, well is it just in the genome centers? The answer is no, we see it in countries increasingly outside the U.S., both in Western Europe, Japan, we see funding - funding was weak in Japan this quarter. We are optimistic of funding flowing through for areas like next-generation sequencing. You know, we mentioned our success we had at the Singapore Genome Institute scaled up more in SOLiD. So it is an increasing portion of our business. The U.S. is still the major focus for us in terms of orders at this time, but as we leverage the scale of AB's operation outside of the U.S., we expect again to do very well in our win rate outside the U.S.

Tycho Peterson - JPMorgan - Analyst

With regards to the 3.0, how should we think about maybe the market upgrade potential? Maybe just in terms of percentage of the installed base you expect to upgrade over the coming year?

Mark Stevenson - Applied Biosystems Inc. - President and COO

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

We will expect the majority of our upgrade - probably 100% will want to upgrade the system. When we started with these customers, we said to them they were on a journey as we have been on a journey, through investing in SOLiD, so we would want to see all our customers upgrade. We set the price of the upgrade at $20,000, which allows our customers to very much be affordable to this upgrade, and go with the generations. As we look at version 3.0, as we look beyond version 3.0, you will see our customers continue to upgrade the system, it's a very scalable technology, and so we expect 100% will upgrade.

Tycho Peterson - JPMorgan - Analyst

Okay. And then with regards to the Invitrogen acquisition yesterday of Visigen, is there any kind of color you can provide? You guys had obviously had an equity investment in there before you did the the Agincourt deal.

Mark Stevenson - Applied Biosystems Inc. - President and COO

It is really for Invitrogen to comment on the details, I think. Greg gave a couple of comments yesterday around their bit with their program around IP and Enzymology. Really as we look forward to the new company, clearly one of the growth areas for us will be next-generation sequencing, and we expect to be a leader in genetic analysis across all the technologies, which will be both CE-based technology, which will be SOLiD technology, and which will be single-molecule sequencing systems, and we expect that will be an opportunity for the new company going forward.

Tycho Peterson - JPMorgan - Analyst

Okay. In the release, you talked a little bit about the FDA purchase of the 4,000 QTRAPS for food testing. Can you give us a sense as to where we are in the regulatory landscape? You've talked in the past about this dynamic between FDA doing more food testing versus DOA. How do we think about the opportunity there?

Mark Stevenson - Applied Biosystems Inc. - President and COO

The question is, who is regulating food testing? Certainly you see with the FDA, in the case of the mass spec order, certainly concerned about pesticides which impact human health. Before we have seen the USDA regulating, and sort of tends to be more concerned about - on the food side than the human health side. But we are certainly seeing both active. What AB's, certainly, view is we want to continue to work with both of our customers and the regulators, be it the FDA, the USDA, some of the other authorities around the world. As we move into these more validated markets, we are upgrading our in-house quality systems. Our system has a reputation for robust and reproducible systems, so we see good opportunities as we move into these more validated markets, and that is certainly a focus for us.

Tycho Peterson - JPMorgan - Analyst

Okay. And then just one last one on the Flu Panel. Are you shipping that now, and can you talk maybe about how we think about seasonality there over the next couple of months?

Mark Stevenson - Applied Biosystems Inc. - President and COO

The seasonality really depends on the outbreak of the flu. It is certainly a panel that actually the CDC have developed and ship onto our systems into the CDC health labs. We started shipping instruments with the 7500s, both in the U.S. but also internationally to countries like Africa who have partnerships with the CDC, and where the CDC do early outbreaks of monitoring. So you will that coming forward.

As well, we will be upgrading our systems in the field through our service network, and offering service contract and validation to upgrade the systems to the 7500 fast version, which is then the version we have the - our first 510(k) approval on. So you can expect that to continue to go forward as we go forward. Clearly we are not hoping or wishing for an outbreak of Avian Influenza, bit there will be a level of surveillance going on.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

Tycho Peterson - JPMorgan - Analyst

Okay. Thank you very much.

Operator

Our next question will come from the line of Dan Leonard with First Analysis. Please proceed.

Dan Leonard - First Analysis Securities Corp - Analyst

Thanks for taking my call. A question for Dennis. Dennis, I could still use a bit more help on understanding your gross margin performance in the quarter. I thought that lower enzyme costs was a benefit that had anniversaried, because it is something you have been talking about for many quarters now? Is that just not the case? Is it something that will you continue to provide year-over-year benefits on a go-forward basis?

Dennis Winger - Applied Biosystems Inc. - CFO

As Mark referenced earlier, we continue to make progress in lowering our manufacturing costs. That is an ongoing benefit which continues to exist. Do you want to comment on that, Mark?

Mark Stevenson - Applied Biosystems Inc. - President and COO

Yes, I would also say we are also clear that we didn't source from one enzyme supplier, so as well as one that has anniversaried, there was a second one that is coming online. And we also have the impact of switching to our own enzymes. So we certainly anniversaried the first switch, there was a second one and a third, and again as Dennis highlighted, there are multiple programs that continue to drive costs down of some of these programs, as we look at all our suppliers, as we look at all the components we manufacture, so that is where the benefit came.

Dan Leonard - First Analysis Securities Corp - Analyst

Okay. And then, Mark, you provided some color on the growth in the core PCR business. Why did the other products category grow as much as it did in the first quarter?

Mark Stevenson - Applied Biosystems Inc. - President and COO

We have a mixture of other product lines in that other category. One is the separation product, the [core SB] that we supply to the biopharmaceutical industry. That business can tend to be a little lumpy sometimes. It is a continued grower though from year to year. So within that bioproduction area, we had a strong quarter with business pharma customers both here in the U.S. and in Europe.

Dan Leonard - First Analysis Securities Corp - Analyst

Okay. Then my final question for Laura, Laura I am trying to think about how to tease apart one of those factors you talked about of the mass spec weakness, which was that customers were holding off orders ahead of the new product launch. When I go back to 2005, you introduced the API 5000 in January, but the quarter previously, you grew that business 10%. So how do you try to tease out that headwind, given that at least in some historical examples it doesn't appear to have been a meaningful headwind?

Tony White - Applied Biosystems Inc. - CEO

Let me help out Laura a little bit, she is kind of checking through her issues here. This is one where we didn't introduce this new product at a major event, like an ASMS meeting or something like this. This was sort of an off-cycle introduction. So there was a certain amount of time between those events, and when we actually did launch the product, people were expecting us to do something, knew that it was coming. I think

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

that just had one of those effects on the market, where people were really starting to question, when is this going to happen? It is late. So it is a little different from the normal cycle we do on these things. First of all, we are not going to attribute the slowdown this quarter entirely to that. There are issues in the marketplace as well. But my sense in just kind of watching this thing was that this was like a slow-motion crash between not being ready to introduce the product at ASMS and when we actually did it in October.

Laura Lauman - Applied Biosystems Inc. - Division President, Proteomics and Small Molecule Division

I think that is fair, just to add on to Tony's comment, for the APXI sales and when we introduce that, and you're right, we did do it in January. We did not say prior to that that we were coming out with a new product. We had talked about it several times, certainly alluding to it. I think the buzz in the industry was clearly there.

Having said that, and I think I mentioned it earlier, the pharma business is under considerable pressure right now. I think that has been well-noted in the press. So that, given that is a fair portion of the business, also had an impact.

Dan Leonard - First Analysis Securities Corp - Analyst

Okay. That's helpful. Thank you both.

Operator

Next question will come from the line of Doug Schenkel of Cowen and Company. Please proceed.

Doug Schenkel - Cowen and Company - Analyst

Good morning. First question is on mass spec, I recognize that you are not updating guidance across the company, given where you are relative to the closing of the Invitrogen deal, but considering the weak mass spec performance in the quarter, and given that you just launched a couple new products, and we are all painfully aware of the current capital environment, would you be at least willing to provide some guidance specific to mass spec as we look forward over the balance of the fiscal year?

Laura Lauman - Applied Biosystems Inc. - Division President, Proteomics and Small Molecule Division

Doug, I wouldn't be open to providing forward-looking statements on what the mass spec business will do but I will say that, as I mentioned earlier, the customer response to the new product has been very positive. It really allows the customer now to identify very low levels of metabolites or pesticides or peptides, whatever the application is, and both quantify as well as identify what those analytes are. That is new in the industry, to have this level of sensitivity and be able to do both in one system. So I must say that the feedback has been very strong. We are - we do have units globally in our demo labs. We are currently demoing, we are fully booked for demos, so I think you know the response, as I mentioned, has been positive, and we will see how it goes in the upcoming quarters.

Doug Schenkel - Cowen and Company - Analyst

Okay, understood. Mark, a follow-up on I think it was John's question from earlier about solid discounting. To be clear here, I don't think anyone believes you're not recording any revenue on SOLiDs across the board. I think what we in the investment community are trying to understand is how broadly you are discounting and how aggressively are you discounting? So we know you are recording revenues on SOLiDs; we are trying to get at some of these finer points. Can you help us understand that a little bit better?

Mark Stevenson - Applied Biosystems Inc. - President and COO

I can help you understand, I think, the sales process. Clearly, if someone places an order for multiple units, we will help with those project costs. I think what typically is happening that people get more concerned about is we will get requests to run samples or demonstrations, and what we find the most effective way is, is customers seeing the instrument come into their lab get up and going off to place the purchase order with us. So

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

it is more, I think, that dynamic. There are a lot of comments in the marketplace about exactly what is happening, we see great traction from customers getting in. What we are very good at doing is making our customers successful through the field applications, the support network we have and service network. We certainly see that we are going to be competitive as place the instruments in the market. That is where we are.

You should know very clearly, it is not about us trying to win on price, as I quoted the example of Genome Research, we think what we win on is the throughput and accuracy, and that translates into a cost of sequencing a project, both on the throughput, how many gigabases you get in your run, and the accuracy translates into how many runs - how many times you need to run that sample. So the example I quoted from Genome Research, and there other examples coming. That translates into the cost of a run, which when most of these customers do the math, it is not the upfront capital, it's what is going to be the cost of doing these large-scale projects that is going to translate into a difference here.

Doug Schenkel - Cowen and Company - Analyst

Okay. Last quarter, you said that you received orders for - I think you said it was at least 100 SOLiDs. It would be great if you would be willing to update that here, which I am guessing is probably not going to be the case. If that is indeed how you want to approach this question, could you tell us when we should we expect another update?

Mark Stevenson - Applied Biosystems Inc. - President and COO

Yes. We are not going to update on the numbers. We passed the milestone and we updated on that milestone. We are really focused on giving you a lot of color around the category. We report out the category, but it is very a competitive market, so we would rather not give more color than we need to. You can just be - rest assured, we are absolutely committed to winning in this marketplace. You will see us increasing placing orders around that we will announce, and you will see comments out from customers and the successes they are getting with these systems and products. So I think those are the kind of metrics you should see as we continue to get traction in this marketplace.

Tony White - Applied Biosystems Inc. - CEO

I would just encourage you guys to look at our total category. We do tell what we do in DNA sequencing. I think that is a better indicator of our approach to this business than the competitors. Doing a body count between us and Illumina on who got how many placements this month ignores the fact that we have another very large, very profitable CE business that they don't have. So we manage our business as a total DNA sequencing business, and that is the way you should measure it.

Doug Schenkel - Cowen and Company - Analyst

Okay. That is a fair point, Tony. If we maybe take that a step further then. Any chance you would be willing to help us at least understand then what percentage of the CE revenue in the quarter was traditional versus applied market applications?

Tony White - Applied Biosystems Inc. - CEO

The CE breakdown between traditional or applied, we don't count back into that anyway but the short answer is probably no, but I'm trying to think through what that means.

Mark Stevenson - Applied Biosystems Inc. - President and COO

We give out the categories. What we have said in the past, we kind of stopped counting, we used to give the metric that the genome centers was less than 10% of our business, it is so much less it is not a meaningful statistic. What we are quoting you more is just the continued expansion of markets around the world. We give forensic as an example, but there many other applied and commercial examples. One is the pharmaceutical industry that is buying in the QC are, the [Microseek] system, which is sequencing-based identification.

That is also expanding its applications; we are seeing outside of pharma there are a lot of applications for microbial identification. You see into these translational clinical environments, and that segment is growing. So increasingly it is becoming, I we have said, sort of in excess of 50% or

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

55% of our business is outside what you might consider the core research or smaller, coarser labs in the research segment, and that is just because it is the gold standard. Very easy to work, very easy to use. It is validated. We are continuing to invest in R&D also in CE, as we see more applications that will run in those kind of platforms in the future.

Doug Schenkel - Cowen and Company - Analyst

Thank you for that. One last question. Any chance you could just provide a little bit more color as to what is happening in Japan?

Mark Stevenson - Applied Biosystems Inc. - President and COO

Japan is always a fairly opaque society to provide color in. Certainly our view, what we saw this last quarter was a little surprising to us. But we certainly saw some grants that we were expecting to come into Q1, delay into the our current quarter, the second quarter ending December. We have been pleased with some of the traction we have had as we realigned our Japan organization more around consumables. We went direct selling Ambion, so that has made traction. Of course we have seen what we saw last year, which is some of the Japanese pharma have been moving their business out of Japan into the CRAs in China, or just be generally weak. So those are some of the trends that we have seen. We don't expect the performance of what we saw this quarter to be typical for us as we look forward in the business in Japan, and we expect growth.

Doug Schenkel - Cowen and Company - Analyst

Thank you very much.

Operator

Our next question will come from the line of Peter Lawson of Thomas Weisel Partners. Please proceed.

Peter Lawson - Thomas Weisel Partners - Analyst

Mark, beyond flu, what else is in the diagnostic pipeline?

Mark Stevenson - Applied Biosystems Inc. - President and COO

Peter, I am not going to launch all the diagnostic kits today, but what we saw a milestone on a journey here. The journey started, clearly, as we separated out from Celera. It then continued with getting our Singapore factory up to ISO 13485, which allows us to meet standards with the IVD. What it also allows us to do, and in the case of the CDC, was partner with content from our customers. So the CDC had a panel of assays that they wanted partnering with, and we also worked very closely with the FDA, it was a joint project between the three organizations.

So you will see more of us continuing to get systems that operate, more partnering with content providers, and targeting areas that we think there is real value to enabling our customers to take what we all believe is the promise of molecular medicine into these areas. That is what you are going to expect to see. We currently get a substantial portion of our business in this clinical research environment, which is kits and components that we sell into the core labs that use it in that framework, and we will continue to upgrade our quality systems to support those customers.

Peter Lawson - Thomas Weisel Partners - Analyst

Switching on to Real-Time PCR, the growth there, how sustainable is that? What is going to affect - how is the competition going to affect that over the next two or three years?

Mark Stevenson - Applied Biosystems Inc. - President and COO

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

The growth is very sustainable. What we have been trying to indicate to people is it is much more than a Real-Time instrument or category, but is a broad portfolio of applications that is driving that growth. So as we look forward to continuing to introduce, and you have seen some of the applications from micro RNAs to new sample prep, and yesterday you saw from Peter Dansky and his team Open Array in collaboration with BioTrove, those are some of the drivers as we enter into cost-growing applications in new market areas. So as we continue that, growth will be considerable in that category.

Peter Lawson - Thomas Weisel Partners - Analyst

Finally on Japan, how quickly can you turn around that weakness?

Mark Stevenson - Applied Biosystems Inc. - President and COO

It is really a question of the funding coming through in Japan. So we don't expect that - we believe we are well positioned from our organization, but we don't expect funding to dramatically change. It was a slightly seasonal issue this last quarter relative to what we would expect this current quarter.

Peter Lawson - Thomas Weisel Partners - Analyst

Thank you so much.

Operator

Our final question will come from the line of Derik De Bruin of UBS. Please proceed.

Derik De Bruin - UBS - Analyst

Good morning.

Tony White - Applied Biosystems Inc. - CEO

I wondered where you were.

Derik De Bruin - UBS - Analyst

Yes, I am here. You're not done with me yet, Tony. So it sounds like - we haven't touched on some of the market stuff, so let me do that. Some of your competitors have mentioned that the potential of the year-end budget flush at the pharma companies may not be as healthy as it was in prior years. Do you have any opinions on that?

Mark Stevenson - Applied Biosystems Inc. - President and COO

I don't think we are expecting that the pharma, based on what they have said today, and days that we have seen, I know there was the Merck announcement this morning, you know, are suddenly going to become flush at their calendar end. So I think with regard to pharma, we are not expecting that change. We do expect as we go into the new calendar year, which is end of our fiscal year, certainly for mass spectrometry, as we both had time to then evaluate the new platforms, they will see the upgrade potential for the second half of the year, they would see good adoption in that segment. So that is certainly what we expect with regard to mass spec funding, which in pharma end market, which specifically impacts the mass spec.

Tony White - Applied Biosystems Inc. - CEO

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

I would add to that. My experience in watching this cycle over the last 13 years is that even in a down market for pharma, if you have a new product introduction that has compelling advantages in terms of their cost and quality in getting the clinical work done, they will find the money. Because it is a cost analysis on the total project, and sometimes the cost of the upgrade is justified even in a tight capital market. I don't know that that is going to be the case here. I hope it is. It is too soon to tell, but certainly there are indicators from our experience that that is something that we are going to watch for, and could very well happen, because there are some compelling advantages to this technology that may make the pharma companies believe that they have to upgrade to be competitive.

Derik De Bruin - UBS - Analyst

Okay. I will turn that question now to the academic labs. Are you feeling about people being concerned about, considering we have the election coming up, budgets being pushed out and university endowments potentially being under pressure? What is your feel from the academic front?

Mark Stevenson - Applied Biosystems Inc. - President and COO

The academic has continued just the same. We have seen no change in the academic, and where there is hot research, where there is good researches, they are getting funding, so we continue to see that, which then we feel bodes well for next-generation sequencing. You know, I was in an academic lab last week in Florida, and we were discussed the Open Array, and great studies that are going to take into genetic analysis, and again in the mass spec areas we look at protein biomarker validation, you know that is an are of tremendous study at the moment. So all of that seems good, and no change.

Derik De Bruin - UBS - Analyst

Switching to the BioTrove products, can you just elaborate on what you see is the market there, and how you intend to roll that out?

Mark Stevenson - Applied Biosystems Inc. - President and COO

I will let Peter Dansky take that for you.

Peter Dansky - Applied Biosystems Inc. - Division President, MCB Functional Analysis

Thanks. We were really excited about the launch. I think as we have talked a little bit in the past, this allows us to get into some studies and types of opportunities where we couldn't participate before, particularly validation studies and screening studies where the numbers of snip markers are are fairly high, meaning tens to hundreds, but the sample throughput is just phenomenally large, sometimes in the thousands or tens of thousands. Mark mentioned some of the studies in the script. One particular area that we see a lot of opportunities is in the agricultural sector, in crop selection and breeding, because the sample volume is so high. So we see it as a new market segment, and the technology will enable new studies which really can't be done today.

Derik De Bruin - UBS - Analyst

Okay. And the financial question. ABI has - effectively has had hedges and (inaudible) exposure. How do the recent mood swings in the dollar potentially impact you, Dennis? Can you give us any color on how you see the currency as playing out?

Dennis Winger - Applied Biosystems Inc. - CFO

The dollar has strengthened versus where we were when we release year-end earnings, there's no doubt about it, against a number of major currencies. That has a negative impact on us on the revenue line and on the profit line, so we are getting less of a benefit from currency this year than we did last year.

Derik De Bruin - UBS - Analyst

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

Okay. I just want to say thanks for the memories guys, Tony, Dennis and Peter, it has been an interesting eight years, and it has been a pleasure working with you. Thanks.

Mark Stevenson - Applied Biosystems Inc. - President and COO

We've enjoyed associating with you, Derik.

Tony White - Applied Biosystems Inc. - CEO

Same here, Derik. You have been very fair, and you have been rigorous in your work and I really admire that. Good job.

Derik De Bruin - UBS - Analyst

Thanks.

Operator

Ladies and gentlemen, this concludes the question-and-answer session of today's conference. I will turn the call back to management for closing remarks.

Peter Dworkin - Applied Biosystems Inc. - VP of IR and Corporate Communications

This is Peter Dworkin. Thank you for participating in the call today. As we have heard, there is a historic quality to today's call, because we do expect it is the last one before the merger with Invitrogen is completed. As we stated earlier today, our current expectation is that the merger would be completed in mid-November following the shareholder approval, and the remaining regulatory approval in the EU.

We will keep posting management's remarks within the hour on our website, and the audio replay will be available later today using the phone numbers listed in today's press releases. Thanks for joining us today.

Operator

Thank you for your participation. You may now disconnect. Have a great day.

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Final Transcript
Oct. 22. 2008 / 8:00AM PT, ABI - Q1 2009 Applied Biosystems Inc. Earnings Conference Call

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* * *

FORWARD LOOKING STATEMENTS

Some statements made by Applied Biosystems Inc. (formerly Applera Corporation, the “Company”) or Invitrogen Corporation (“Invitrogen”) contained in, or incorporated by reference in, this communication are forward-looking and are subject to a variety of risks and uncertainties. These forward-looking statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” and “anticipate,” among others. Such forward-looking statements include statements regarding our decision to enter into an agreement for a sale of the Company, the ability of the Company and Invitrogen to complete the transaction contemplated by the definitive agreement, including the parties’ ability to satisfy the conditions set forth in the definitive agreement, and the possibility of any termination of the definitive agreement. The forward-looking statements contained in this report are based on our current expectations, and those made at other times will be based on our expectations when the statements are made. We cannot guarantee that any forward-looking statements will be realized.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  To comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from anticipated results or other expectations expressed in forward-looking statements. We also note that achievement of anticipated results or expectations in forward-looking statements is subject to the possibility that assumptions underlying forward-looking statements will prove to be inaccurate. Investors should bear this in mind as they consider forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including required approvals by the stockholders of the Company and Invitrogen, as well as of regulatory agencies, the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of the Company’s operations and those of Invitrogen will be greater than expected, the impact of competition and other risk factors included in the Company’s and Invitrogen’s reports filed with the United States Securities and Exchange Commission (the “SEC”). The risks and uncertainties that may affect the operations, performance, development, and results of our business include, but are not limited to, those described under the heading “Risks Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as updated by our subsequent Quarterly Reports on Form 10-Q.  We note that our business could be affected by other factors that we have not disclosed because we think they are immaterial.  Also, there may be additional risks and uncertainties that could affect our businesses but that are not currently known to us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger contemplated by the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of June 11, 2008, as amended by Amendment No. 1 thereto, dated as of September 9, 2008, by and among the Company (formerly known as

Applera Corporation), Invitrogen and Atom Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Invitrogen (“Acquisition Sub”), Invitrogen filed a definitive joint proxy statement/prospectus of the Company and Invitrogen with the SEC on September 11, 2008.  Copies of the definitive joint proxy statement/prospectus were mailed to stockholders of the Company and Invitrogen on September 12, 2008. On October 15, 2008, the Company, Invitrogen, Acquisition Sub and Atom Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Invitrogen (“Merger Sub”) entered into a second amendment (“Amendment No. 2”) to the Merger Agreement.  On October 15, 2008, Invitrogen and the Company filed with the SEC a supplement to the joint proxy statement/prospectus that includes a copy of Amendment No. 2 as an annex and describes the effects of Amendment No. 2 on the Merger Agreement.  Investors and security holders are urged to read the definitive joint proxy statement/prospectus and the annexes thereto and the supplement and the annex thereto because they contain important information.  You may obtain a free copy of the definitive joint proxy statement/prospectus, the supplement, and other related documents filed with the SEC by the Company and Invitrogen at the SEC’s website at www.sec.gov.  The definitive joint proxy statement/prospectus, the supplement, and the other documents may also be obtained for free at the Company’s website at http://www.appliedbiosystems.com or at Invitrogen’s website at http://www.invitrogen.com.

The Company and Invitrogen and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in respect of the transactions contemplated in connection with the proposed merger.  You can find information about the Company’s executive officers and directors in the definitive joint proxy statement/prospectus.  You can find information about Invitrogen’s executive officers and directors in the definitive joint proxy statement/prospectus and in Invitrogen’s definitive proxy statement filed with the SEC on March 5, 2008.  You may obtain free copies of these documents from the Company or Invitrogen, as applicable, by using the contact information above.